Exhibit 99.1

Elizabeth Hougen, Vice President, Finance

Kate Corcoran, Ph.D., Vice President, Corporate Development

Isis Pharmaceuticals, 760-603-2331

http://www.isispharm.com

ISIS PHARMACEUTICALS REPORTS FINANCIAL RESULTS AND HIGHLIGHTS FOR
SECOND QUARTER OF 2006

•                  Isis’ Financial Position Strengthened by Symphony and Azimuth Transactions

•                  Isis Reports Positive Phase 2 Data on ISIS 301012 for the Treatment of High Cholesterol

•                  Isis Reports Positive Phase 2 Data on ISIS 113715 for the Treatment of Type 2 Diabetes

•                  Isis’ Ibis Division Partners with Bruker Daltonics to Manufacture Ibis T5000 Biosensor System

•                  Conference Call Webcast Thursday, August 3, 10:00 am EDT at http://www.isispharm.com.

CARLSBAD, Calif., August 3, 2006 /PRNewswire-FirstCall/ — Isis Pharmaceuticals, Inc. (Nasdaq: ISIS), today announced its financial results for the second quarter ended June 30, 2006. The Company’s loss from operations for the three and six months ended June 30, 2006 was $17.1 million and $33.1 million, respectively, compared to $12.9 million and $36.4 million for the same periods in 2005, according to GAAP. The Company’s decrease in loss from operations in the first six months of 2006 compared to the same period in 2005 was principally a result of cost savings that focused resources on key programs. The cost savings achieved through the Company’s reorganization in the first quarter of 2005 led to a decrease of $7.5 million in R&D and G&A expenses for the first six months of 2006 as compared to the first six months of 2005. A decrease in restructuring activities of $7.9 million from the first six months of 2005 compared to the same period in 2006 also contributed to the reduction in the loss from operations. Additionally, with the implementation of Statement of Financial Accounting Standards No. 123, Share-Based Payment (SFAS 123R), these expense reductions were partially offset by compensation related to stock options for the first six months of 2006 of $2.8 million compared to $628,000 of benefit related to the variable accounting of stock options that was included in the loss from operations in the first six months of 2005.

The Company’s pro forma loss from operations was $15.9 million and $30.5 million for the three and six months ended June 30, 2006, respectively, compared to the pro forma loss from operations of $12.3 million and $29.3 million for the same periods in 2005. The Company expects, consistent with previous guidance, that its pro forma loss from operations will be in the high $50 million range for 2006. Isis has regularly reported non-GAAP measures for operating expenses and loss from operations as pro forma results. These measures are provided as supplementary information and are not a substitute for financial measures calculated in accordance with GAAP. Isis reports pro forma results excluding certain items primarily related to stock option expensing, which are non-cash, and restructuring activities, which are not part of ongoing operations. The Company reports these pro forma results to better enable financial statement users to assess its historical performance and project its future operating results and cash flows. Further, the presentation of Isis’ pro forma results is consistent with how Isis’ management internally evaluates the performance of its operations. The adjustment from GAAP to pro forma loss from operations and expenses is illustrated in the Selected Financial Information included in this press release.

Revenue

Total revenue for the three and six months ended June 30, 2006 was $4.4 million and $9.3 million, respectively, compared to $10.6 million and $18.0 million for the same periods in 2005. Isis’ revenue fluctuates based on the timing of activities under contract. The decrease in revenue for the three and six months ended June 30, 2006 compared to the same periods in 2005 reflects a decrease in revenue from collaborations. Revenue from collaborations was less in the first half of 2006 than in the first half of 2005 primarily due to a decrease in revenue associated with Isis’ collaboration with Eli Lilly and Company, which was extended in August 2005 to focus on a select number of targets. Revenue from collaborations also decreased as a result of revenue that Isis earned in the second quarter of 2005 in connection with drug the Company sold to its partner OncoGenex Technologies, Inc. Offsetting these decreases was an increase in Ibis’ revenue, which primarily relates to an increase in the number and size of active government contracts on which Ibis scientists were working in the first half of 2006 as compared to the same period in 2005. A more detailed explanation follows below under “Isis’ Ibis Division.”

Expenses

Isis’ operating expenses on a pro forma basis for the three and six months ended June 30, 2006 were $20.3 million and $39.9 million, respectively, compared to $22.9 million and $47.4 million for the same periods in 2005. These results represent a significant decrease of 16% in the Company’s expenses for the first six months of 2006 compared to the same period in 2005. The decrease in operating expenses on a pro forma basis for the six months ended June 30, 2006 compared to the same period in 2005 reflects the impact of the Company’s reorganization in the first quarter of 2005. In addition, Isis’ pro forma operating expenses were approximately 6% below the average of the previous two quarters reflecting the continued impact of the Company’s cost containment measures. Isis expects pro forma operating expenses to increase slightly during the remainder of 2006 as the Company advances the development of ISIS 301012 and the two preclinical diabetes drug candidates funded through Isis’ collaboration with Symphony GenIsis, Inc., as well as ISIS 113715. The Company expects, consistent with previous guidance, that its 2006 pro forma operating expenses will be approximately $88 million. Isis’ operating expenses, according to GAAP, also decreased significantly and were $21.5 million and $42.5 million for the three and six months ended June 30, 2006, respectively, reduced from $23.5 million and $54.5 million for the same periods in 2005.

As illustrated in the Selected Financial Information in this press release, Isis’ pro forma operating expenses were adjusted from GAAP to exclude non-cash compensation related to stock options and costs associated with restructuring activities. Beginning in the first quarter of 2006, Isis included in its operating results non-cash compensation expense related to stock options as required by SFAS 123R, which, for the first six months of 2006, was $2.8 million. Prior to that, the Company’s operating expenses included non-cash compensation benefit or expense as a result of variable accounting for stock options, which, for the first six months of 2005, was a benefit of $628,000. The adjustment to pro forma operating expenses for the six months ended June 30, 2006 and 2005 also included a benefit of $178,000 and expenses of $7.7 million, respectively, associated with restructuring activities.

Symphony GenIsis, Inc.

In April 2006, Isis entered into a $75 million product development collaboration with Symphony GenIsis, Inc. The collaboration supports ISIS 301012 through the completion of registration-supporting clinical studies in patients with familial hypercholesterolemia and the completion of Phase 2b clinical trials in patients with high cholesterol. The financing also supports development of two novel diabetes drugs through initial proof of concept in human clinical trials. Isis has granted a license to the intellectual property for the three programs to Symphony GenIsis, but retains the exclusive right to reacquire the intellectual property at any time by acquiring all of Symphony GenIsis’ equity. This collaboration will assure the most rapid and effective development of ISIS 301012 through the next crucial phases of development while limiting dilution to Isis’ shareholders.

In exchange for Isis’ exclusive purchase option of Symphony GenIsis’ equity, Isis granted to Symphony Capital a five-year warrant to purchase 4.25 million shares of common stock at an exercise price of $8.93 per share, a 25% premium over Isis’ prior 60 day average trading price. To compensate Symphony

Capital for structuring the transaction and the payment of certain of its expenses, Isis paid a structuring fee of $3.75 million. Using a Black-Scholes option pricing model, the fair value of the warrant, at the grant date, was estimated to be $18.6 million. Isis’ determination of the fair value of the warrant on the date of grant using an option-pricing model is affected by Isis’ stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, Isis’ expected stock price volatility over the term of the warrant. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the warrant has certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the warrant, specifically the value determined may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Under the terms of the collaboration, Isis maintains control of the development activities of ISIS 301012 and the two diabetes projects and has the exclusive right to purchase the common stock of Symphony GenIsis. Therefore, under current accounting rules, specifically Financial Accounting Standards Board Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, Isis is considered the primary beneficiary of Symphony GenIsis and is required to consolidate the financial results of Symphony GenIsis. As a result, Isis’ consolidated financial statements now include the cash and cash equivalents held by Symphony GenIsis. Additionally, the consolidated financial statements include line items called “Noncontrolling Interest in Symphony GenIsis.”  On the Consolidated Balance Sheet, this line item initially reflected the $75 million proceeds contributed into Symphony GenIsis less $4.1 million of structuring and legal fees and the $18.6 million fair value of the warrant issued by Isis to Symphony Capital. As Isis and Symphony GenIsis progress through their collaboration, this line item will be reduced by Symphony GenIsis’ expenditures, which were $13.6 million in the second quarter, until the balance becomes zero. The reductions to the Noncontrolling Interest in Symphony GenIsis will be reflected in Isis’ Consolidated Statement of Operations using a similar caption and will improve Isis’ reported net loss.

Net Loss

Isis’ net loss applicable to common stock for the three and six months ended June 30, 2006 was $2.2 million and $19.7 million, respectively, compared with a net loss applicable to common stock of $19.7 million and $49.3 million, for the same periods in 2005. As discussed in the “Symphony GenIsis, Inc.” section above, as a result of consolidating the results of Symphony GenIsis, Isis recognized a benefit of $13.6 million in the Noncontrolling Interest in Symphony GenIsis for the three and six months ended June 30, 2006. This benefit was a significant reason for the improvement in Isis’ net loss applicable to common stock in the first half of 2006 as compared to 2005. The decrease in the net loss applicable to common stock was also impacted by a decrease in Isis’ loss from operations, a net gain on investments, and a decrease in interest expense. The net gain on investments in the first half of 2006 over the same period in 2005 was due to a gain of $2.7 million realized on the sale of a portion of the equity securities of Alnylam Pharmaceuticals, Inc. that Isis owns offset by a non-cash loss on investment of $465,000 related to the impairment of the Company’s equity investment in Antisense Therapeutics Ltd. (ATL). The impairment reflects the decrease in the market value of ATL’s stock. The decrease in interest expense was primarily due to the effect of a lower debt balance during the first half of 2006 compared to the same period in 2005 as a result of the conversion of the Company’s $100 million Lilly loan in the third quarter of 2005.

Net Loss per Share

Isis’ net loss per share for the three and six months ended June 30, 2006 was $0.03 and $0.27 per share, respectively, compared to a net loss per share for the same periods in 2005 of $0.34 and $0.86 per share. In August 2005, Isis issued 12 million shares of common stock in a private placement that raised net proceeds of $48 million. Also in August 2005, Isis issued 2.5 million shares to Lilly in connection with the conversion of the Company’s $100 million Lilly loan. These additional shares, combined with the substantial decrease in net loss applicable to common stock, explain the significant decrease in net loss per share from the first half of 2005 to the same period in 2006.

Isis’ Ibis Division

To develop the Ibis T5000TM biosensor system and related applications, previously referred to by the government acronym T.I.G.E.R., or Triangulation Identification for Genetic Evaluation of Risk, Isis’ Ibis division receives contracts and grants from U.S. government agencies. To date, Ibis has delivered its first three biosensor systems to its government partners for use in biowarfare defense, epidemiological surveillance and forensics. These deliveries represent Ibis’ initial steps in commercializing its biosensor system and related applications-specific infectious organism ID kits. Ibis’ recent strategic alliance with Bruker Daltonics represents another important step in executing its strategic plan for commercialization of the Ibis T5000 system. Establishing Bruker as its instrument manufacturer and as a distributor allows Ibis to take advantage of Bruker’s market leadership in scientific instrumentation while focusing on the higher margin proprietary consumables and software businesses for itself. Increasingly Ibis scientists are focused on advancing application development through new and existing contracts with its government partners and academic collaborations in the areas of biowarfare defense, epidemiological surveillance, microbial forensics and hospital associated infection control. This shift from basic instrument and system development to application development reflects the progression of Ibis from technology development to commercial viability.

Ibis generated revenue from its government contracts and grants of $2.4 million and $5.6 million for the three and six months ended June 30, 2006, respectively, compared to revenue of $2.9 million and $5.2 million for the same periods in 2005. The increase in revenue for the first half of 2006 as compared to the same period in 2005 was a result of an increase in the number and size of government contracts awarded to Ibis during 2005 that extend into 2006. Ibis’ labor utilization and contribution margin decreased in the first half of 2006 compared to the last half of 2005, reflecting a short term shift of labor to lower margin contracts to support deployed Ibis biosensor systems and the preparations necessary to move towards commercialization. The success of these first beta sites is important to drive future commercial sales. Excluding non-cash compensation expense related to stock options under SFAS 123R, operating expenses for Ibis were $3.9 million and $7.2 million for the three and six months ended June 30, 2006, respectively, compared to operating expenses of $3.3 million and $6.7 million for the same periods in 2005. The increase in operating expenses primarily reflects an increase in sales, marketing, and manufacturing costs necessary to move from the development of the Ibis biosensor system to commercialization. Ibis generated a loss from operations of $1.7 million and $2.0 million for the three and six months ended June 30, 2006, respectively, compared to $395,000 and $1.5 million for the same periods in 2005. The increase in loss from operations for the first half of 2006 as compared to the same period in 2005 was primarily attributable to an increase in operating expenses, which includes non-cash compensation related to the implementation of SFAS 123R, offset by an increase in revenue.

Balance Sheet

In the second quarter of 2006, Isis completed two very important transactions that continued its successful efforts to strengthen its balance sheet. First, in April 2006, Isis entered into the collaboration with Symphony GenIsis, Inc. Additionally, in May 2006, Isis obtained a $75 million equity financing commitment from Azimuth Opportunity Ltd. Under this arrangement, Isis may at its discretion, from time to time, sell registered shares of its common stock at a small discount to the market price to Azimuth. Isis views the Azimuth transaction as a no-cost insurance policy that allows it to take advantage rapidly of positive shifts in the market. There are no upfront fees or warrants related to the transaction, and there is no impact on the balance sheet for the second quarter. The Symphony GenIsis collaboration and the Azimuth Opportunity transaction combined with the steps Isis took during the second half of

2005 to fortify its financial position, including raising over $48 million in its August 2005 financing and converting its $100 million loan from Lilly into 2.5 million shares of stock, provide Isis with the financial strength to continue to successfully execute its goals.

Isis ended the second quarter of 2006 with cash, cash equivalents and short-term investments of $137.9 million, which included $64.4 million of cash and cash equivalents held by Symphony GenIsis. Isis had consolidated working capital of $128.0 million at June 30, 2006. At December 31, 2005, Isis had cash, cash equivalents and short-term investments of $94.4 million and working capital of $82.1 million. The significant increase in cash, cash equivalents and short-term investments primarily reflects the consolidation of the cash and cash equivalents held by Symphony GenIsis along with proceeds of $4.4 million that Isis received from the sale of a portion of its Alnylam equity securities offset by cash used in operations, which reflects cash received from contracts, and cash received from stock option exercises. Operating cash usage decreased significantly from $24.2 million in the second quarter of 2005 to approximately $16.3 million for the same period in 2006. This 33% decrease in cash usage reflects the continued impact of Isis’ reorganization in the first quarter of 2005.

“This quarter we further strengthened our financial position by gaining access to $150 million through the Symphony and Azimuth transactions,” said B. Lynne Parshall, Executive Vice President and Chief Financial Officer at Isis. “The Symphony collaboration accelerates and expands our development pipeline and enhances our future economic prospects for ISIS 301012 and two of our diabetes candidates, while minimizing dilution and financial risk. We view the Azimuth transaction as a ‘no-cost’ insurance policy with a quality investor that allows us to have flexible access to the capital markets. By controlling if and when we draw on the equity line, we can readily and opportunistically increase our cash position when the stock price is favorable. Access to these funds strengthens our ability to continue to develop our drugs aggressively and advance our technologies toward commercialization for the benefit of patients and to create long-term shareholder value.”

“During the quarter we made significant clinical progress with our two most advanced drug candidates, ISIS 301012 to treat patients with high cholesterol and ISIS 113715 to treat patients with Type 2 diabetes. Both of these drugs demonstrated efficacy in their respective patient populations in Phase 2 trials,” Ms. Parshall said. “ISIS 301012 produces statin-like reductions in LDL with concomitant reductions in triglycerides. LDL and triglycerides are two key contributors to cardiovascular disease. ISIS 113715 showed statistically significant improvement in multiple measures of glucose control, was well tolerated and did not cause hypoglycemia or weight gain. We continue to advance these drugs in clinical trials to lay the groundwork for future pivotal clinical programs to support FDA approval.”

“In addition to our pipeline advancements, we also continued to progress the commercialization of our Ibis T5000 biosensor system,” Ms. Parshall added. “Combining Bruker Daltonics’ worldwide presence and instrument manufacturing expertise with our proprietary infectious disease identification technology is a key component of our commercialization strategy for the Ibis T5000 system. We look forward to working with Bruker.”

“All of these accomplishments underscore Isis’ commitment to developing valuable drugs and technology applications. With our strong financial position and our recent accomplishments, we are confident that we will continue to achieve our 2006 objectives, including advancing the development of ISIS 301012 and ISIS 113715 and the commercialization of the Ibis T5000 system.”

2006 Second Quarter Highlights and Recent Accomplishments

Isis Advances Development of Second-generation Antisense Drugs

Isis reported key Phase 2 clinical data for its most advanced drugs to treat cardiovascular and metabolic diseases.

ISIS 301012 (Targeting apoB-100 for the treatment of high cholesterol)

Additional positive data from clinical studies of ISIS 301012 continue to expand the potential profile for the drug for treating patients with cardiovascular disease.

Phase 2 Reductions in Cholesterol and Triglycerides

•                  Initial data from the low-dose cohorts of a Phase 2 clinical trial of ISIS 301012 as a single-agent in patients with high cholesterol produced rapid, dose-dependent and prolonged reductions of its target, apoB-100, with concomitant reductions in low density lipoprotein (LDL), very low density lipoprotein (VLDL), total cholesterol and triglycerides. At a dose of 200 mg/wk for three months, ISIS 301012 achieved a median percent reduction from baseline of 47% in apoB-100, 42% in LDL, 34% in total cholesterol and 46% in triglycerides at day 99. ISIS 301012 was well tolerated in this study.

Reduced Atherosclerotic Plaques in Animal Models

•                  ISIS 301012 reduced atherosclerotic plaques, apoB-100, and circulating inflammatory cytokines in an animal model of atherosclerosis. Reducing atherosclerotic plaques in animals confirms that ISIS 301012 has the potential to benefit patients who already have atherosclerosis.

Orphan Drug Status Achieved

•                  The U.S. Food and Drug Administration granted orphan drug status to ISIS 301012 for the treatment of patients with homozygous familial hypercholesterolemia (HoFH), a rare genetic disorder resulting in extremely high cholesterol. Isis plans rapid development of ISIS 301012 for FH patients. In parallel, Isis plans to address the larger commercial market represented by the traditional population of patients with high cholesterol who are not achieving their targeted cholesterol levels.

ISIS 113715 (Targeting PTP-1B for the treatment of type 2 diabetes)

Positive Phase 2 data from clinical studies of ISIS 113715 demonstrate efficacy and safety in patients with type 2 diabetes.

Phase 2 Improvements in Glucose Control

•                  Isis reported positive Phase 2 data in patients with type 2 diabetes treated with ISIS 113715 as a single-agent. Patients treated with 200 mg/wk for three months showed statistically significant improvement in multiple measures of glucose control. ISIS 113715 did not cause hypoglycemia (low blood sugar), did not cause weight gain and was well tolerated. In the study, when patients were treated with doses as high as 600 mg/week for 6 weeks and 200 mg/week for 13 weeks there were no drug related serious adverse events, no hypoglycemia, weight gain or metabolic acidosis; and no clinically significant alterations in kidney or liver function.

In addition to its Phase 2 data and other progress with its two lead drug programs, Isis also initiated development of ISIS 325568, a generation 2.2 antisense drug targeting the glucagon receptor (GCGR) for the treatment of type 2 diabetes, as part of the Symphony GenIsis collaboration.

Financial Transactions

Isis gained access to $150 million to support its pipeline and technology advancement toward value inflection points

Symphony GenIsis

•                  Isis completed a transaction with Symphony Capital Partners, L.P. and a group of co-investors to provide $75 million to fund the development of Isis’ cholesterol-lowering drug, ISIS 301012, and two novel drugs from Isis’ metabolic disease program. In addition to providing the financial support to move these drugs forward aggressively, the transaction allows Isis to continue to control and manage the development of ISIS 301012 and the two potentially valuable diabetes drugs through key development milestones.

Azimuth Opportunity

•                  Isis received a commitment for up to $75 million in common stock equity financing from Azimuth Opportunity Ltd. Over the next 18 months, Isis may at its discretion, from time to time, sell registered shares of its common stock at a small discount to the market price to Azimuth Opportunity. Isis will use the net proceeds from the sale of the securities for research, drug discovery and development activities, capital expenditures and other general corporate purposes. In addition, these funds will be used to accelerate the commercialization of Isis’ Ibis biosensor system, Ibis T5000. In July we completed our first draw down of $5 million, selling 872,330 shares at a price of approximately $5.73 per share.

Isis Supports Advancement of its Partners’ Pipelines and Expands Licensing and Partnerships

Isis continues to expand its drug discovery and development programs and capitalize on its extensive patent estate through a combination of corporate partnerships, satellite company relationships and licensing transactions. The Company announced several achievements demonstrating the successful execution of this partnering strategy.

Antisense Therapeutics Ltd. (ATL)

•                  ATL re-initiated its Phase 2 trial of ATL1102 (targeting VLA-4) in patients with relapsing-remitting multiple sclerosis.

ImQuest Pharmaceuticals

•                  Isis licensed ISIS 5320 to ImQuest. ISIS 5320 is a compound that has been shown in vitro and in vivo to be a potent and specific inhibitor of HIV, the virus that causes AIDS.

Rosetta Genomics

•                  Isis and Rosetta received a grant from the BIRD (Israel-U.S. Binational Industrial Research and Development) Foundation to develop antisense drugs that regulate microRNAs for the treatment of liver cancer.

ALS Association

•                  Isis and its collaborators demonstrated the feasibility of using the antisense approach to modulate a neuronal target (SOD1, a gene that is mutated in some inherited forms of ALS) by delivering the drug directly to the cerebral spinal fluid using an intrathecal pump. The research was published in the Journal of Clinical Investigation. The ALS Association is providing funding to support IND enabling toxicology studies of ISIS 333611 in primates.

Isis’ Ibis Division Executes Commercialization Plans for the Ibis T5000 Biosensor System

Isis’ Ibis division selected Bruker as a manufacturing and distribution partner.

Bruker Alliance

•                  Isis and Bruker Daltonics announced a strategic alliance for manufacturing and distribution of Isis’ Ibis T5000 biosensor system. Bruker will be the exclusive worldwide manufacturer of the Ibis T5000 biosensor system and will also be responsible for order processing, system installations and service in North America, Europe and the Middle East. In Europe and the Middle East, Bruker will have exclusive rights to sell Ibis T5000 systems and Ibis’ infectious organism identification kits to government customers for defense, homeland security, and other government applications, and non-exclusive rights to sell to all other customers, including clinical, pharmaceutical and academic researchers for all other applications except diagnostics. Outside of Bruker’s exclusive market, Isis may sell Ibis T5000 systems and its infectious organism identification kits.

Isis will conduct a live webcast conference call to discuss this earnings release on Thursday, August 3 at 10:00 am EDT. To participate over the Internet go to http://www.isispharm.com. A replay of the webcast will be available at these addresses for a limited time.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners. The Company has successfully commercialized the world’s first antisense drug and has 15 drugs in development. Isis’ drug development programs are aimed at treating cardiovascular, metabolic and inflammatory diseases. Isis’ partners are focused in disease areas such as inflammatory, ocular, viral and neurodegenerative diseases, and cancer. In its Ibis division, Isis is developing and commercializing the Ibis T5000 biosensor system, a revolutionary system to identify infectious organisms. As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of approximately 1,500 issued patents worldwide. Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding Isis Pharmaceuticals’ business, the financial position of Isis, and the therapeutic and commercial potential of the Company’s technologies and products in development. Any statement describing Isis’ goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, in developing and commercializing systems to identify infectious organisms that are effective and commercially attractive, and in the endeavor of building a business around such products. Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2005, and its quarterly report on Form 10-Q for the quarter ended March 31, 2006, which are on file with the SEC. Copies of these and other documents are available from the Company.

Ibis T5000™ is a trademark of Isis Pharmaceuticals, Inc.

ISIS PHARMACEUTICALS, INC.

SELECTED FINANCIAL INFORMATION

(In Thousands, Except Per Share Data)

Condensed Consolidated Statements of Operations

	Three months ended,		Six months ended,
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Research and development revenue
under collaborative agreements	$4,322	$10,438	$8,791	$17,573
Licensing revenue	53	154	543	461
Total revenue	4,375	10,592	9,334	18,034

Operating expenses:
Research and development	18,982	20,950	37,354	43,311
General and administrative	2,710	1,910	5,276	4,048
Compensation expense/(benefit) related to the variable accounting of stock options	—	5	—	(628)
Restructuring activities	(215)	650	(178)	7,734
Total operating expenses	21,477	23,515	42,452	54,465

Loss from operations	(17,102)	(12,923)	(33,118)	(36,431)

Other income (expenses):
Investment income	1,344	349	2,155	854
Interest expense	(2,285)	(7,085)	(4,560)	(13,740)
Gain on investments, net	2,263	—	2,263	—

Net loss before noncontrolling interest in Symphony GenIsis, Inc.	(15,780)	(19,659)	(33,260)	(49,317)

Loss attributed to noncontrolling interest in Symphony GenIsis, Inc.	13,608	—	13,608	—

Net loss applicable to common stock	$(2,172)	$(19,659)	$(19,652)	$(49,317)

Basic and diluted net loss per share	$(0.03)	$(0.34)	$(0.27)	$(0.86)
Shares used in computing basic and diluted net loss per share	72,822	57,524	72,601	57,523

Ibis Division Statements of Operations

(In Thousands)

	Three months ended,		Six months ended,
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Revenue	$2,410	$2,896	$5,608	$5,222
Operating expenses	4,107	3,291	7,608	6,729
Loss from operations	(1,697)	(395)	(2,000)	(1,507)

Reconciliation of GAAP to Proforma Basis:

Consolidated Operating Expenses and Loss From Operations

(In Thousands)

	Three months ended, June 30,		Six months ended, June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

As reported operating expenses according to GAAP	$21,477	$23,515	$42,452	$54,465
Excluding compensation benefit related to variable accounting of stock options	—	(5)	—	628
Excluding compensation expense related to stock options pursuant to SFAS 123(R)	(1,398)	—	(2,772)	—
Excluding restructuring activities	215	(650)	178	(7,734)

Proforma operating expenses	$20,294	$22,860	$39,858	$47,359

As reported loss from operations according to GAAP	$(17,102)	$(12,923)	$(33,118)	$(36,431)
Excluding compensation benefit related to variable accounting of stock options	—	(5)	—	628
Excluding compensation expense related to stock options pursuant to SFAS 123(R)	(1,398)	—	(2,772)	—
Excluding restructuring activities	215	(650)	178	(7,734)

Proforma loss from operations	$(15,919)	$(12,268)	$(30,524)	$(29,325)

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets:

Current assets	$148,274	$105,858
Property, plant and equipment, net	7,563	9,130
Other assets	46,082	51,385
Total assets	$201,919	$166,373

Liabilities and stockholders’ equity:
Current liabilities	$20,281	$23,793
5.5% convertible subordinated notes	125,000	125,000
Long-term obligations, net of current portion	11,173	14,915

Noncontrolling interest in Symphony GenIsis, Inc.	38,752	—

Stockholders’ equity	6,713	2,665
Total liabilities, noncontrolling interest and stockholders’ equity	$201,919	$166,373